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ENVIRONMENTAL TESTING TECHNOLOGIES, INC.



     Consolidated Financial Statements
     Years Ended May 31, 1995 and 1994







Environmental Testing
Technologies, Inc.
Contents



                                                               Page

Report of Independent Certified Public Accountants              19

Consolidated Balance Sheets                                     20-21

Consolidated Statements of Operations                           22

Consolidated Statements of Stockholders' Deficit                23

Consolidated Statements of Cash Flows                           24

Summary of Accounting Policies                                  25-26

Notes to Consolidated Financial Statements                      27-35





Report of Independent Certified Public Accountants

Board of Directors and Stockholders
Environmental Testing Technologies, Inc.
(Formerly Peripheral Systems, Inc.)
Seattle, Washington

We have audited the accompanying consolidated balance sheets of Environmental Testing Technologies, Inc., as of May 31, 1995 and 1994, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended May 31, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Environmental Testing Technologies, Inc. as of May 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, Environmental Testing Technologies, Inc. filed a voluntary petition of reorganization under Chapter 11 of the Federal Bankruptcy Code in United
States Bankruptcy Court on August 10, 1993. This event and the net loss of $339,725 for the year ended May 31, 1995 and as of that date a stockholders' deficit of $549,118 and a working capital deficit of $1,012,722 raise substantial doubt about the Company's ability to continue as a going concern. The continuation of the Company as a going concern is contingent upon, among other things, the ability to achieve satisfactory levels of future earnings and liquidity. Management's plans concerning these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

BDO SEIDMAN, LLP

November 10, 1995

$11,000,000 - $100,000 - $11,000,000

May 31,                                        1995             1994
-------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
Cash                                         $12,659            $316,585

Accounts receivable - trade,
net of allowances
for doubtful accounts of
$60,002 and $9,000 (Note 2)                   535,299            351,773

Other receivables (Note 2)                    186,413            --

Other current assets                           39,157             22,664
===============================================================================
Total Current Assets                          773,528            691,022
-------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (Note 3)
Leasehold improvements                        126,178            115,912
Machinery and equipment                     2,205,328          1,686,641
Vehicles and office trailers                  325,943            244,212
Furniture and fixtures                         86,112             60,405
-------------------------------------------------------------------------------
                                            2,743,561          2,107,170

Less accumulated depreciation
and amortization                            1,735,668          1,500,645
Property, Plant and Equipment, net          1,007,893            606,525
-------------------------------------------------------------------------------
DEPOSITS                                       30,058             18,141
===============================================================================
Total Assets                               $1,811,479         $1,315,688





ENVIRONMENTAL TESTING
TECHNOLOGIES, INC.

Consolidated Balance Sheets

May 31,                                        1995               1994
-------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Lines-of-credit (Note 2)                $522,452           $155,653
          Accounts payable                    570,284            427,929
          Accrued liabilities                 164,473             99,863
          Current portion of
          long-term debt (Note 3)             529,041            243,412
===============================================================================
Total Current Liabilities                   1,786,250            926,857
-------------------------------------------------------------------------------
LONG-TERM DEBT (Note 3)                       222,389            486,166

RESERVE FOR TAX ASSESSMENT (Note 4)           175,000            175,000

COMMITMENTS AND CONTINGENCIES                    --                 --
===============================================================================
Total Liabilities                           2,183,639          1,588,023
-------------------------------------------------------------------------------
REDEEMABLE PREFERRED STOCK (Notes 1 and 11)   176,958            176,958
-------------------------------------------------------------------------------
STOCKHOLDERS' DEFICIT (Note 1)

     Class B preferred stock,
     1,800,000 shares authorized,
     200,000 shares issued and
     outstanding (Note 10)                    200,000              --

     Common stock; no par value;
     10,000,000 shares authorized,
     1,463,315 and 1,377,315 shares
     issued and outstanding                   608,557            568,657

     Accumulated deficit                   (1,357,675)        (1,017,950)
-------------------------------------------------------------------------------
Total Stockholders' Deficit                  (549,118)          (449,293)
-------------------------------------------------------------------------------
Total Liabilities & Stockholders' Deficit  $1,811,479         $1,315,688
-------------------------------------------------------------------------------
See accompanying summary of accounting policies and notes to consolidated financial statements.




ENVIRONMENTAL TESTING
TECHNOLOGIES, INC.
Consolidated Statements of Stockholders' Deficit


Years Ended May 31,                            1995               1994
-------------------------------------------------------------------------------
SALES                                       $4,471,967         $2,338,323
COST OF SALES                                3,238,638          1,533,078
===============================================================================
Gross Profit                                 1,233,329            805,245
-------------------------------------------------------------------------------
OPERATING EXPENSES
Selling, general and administrative          1,373,387            732,475
Research and development                         --               102,994
===============================================================================
Total Operating Expenses                     1,373,387            835,469
-------------------------------------------------------------------------------
OPERATING LOSS                                (140,058)           (30,224)
-------------------------------------------------------------------------------
OTHER EXPENSE
     Interest expense                         (177,674)           (99,649)
     Other                                     (21,993)           (28,795)
===============================================================================
Total Other Expense                           (199,667)           (128,444)
-------------------------------------------------------------------------------
NET LOSS, before extraordinary item           (339,725)           (158,668)

EXTRAORDINARY ITEM
     Gain on reorganization (Note 1)             --                452,202
===============================================================================
Net (Loss) Income                            $(339,725)           $293,534
-------------------------------------------------------------------------------
NET (LOSS) INCOME PER SHARE
     Loss before extraordinary item              $(.24)             $(.07)
     Extraordinary item                             --                .20
===============================================================================
Net (Loss) Income Per Share                      $(.24)              $.13
-------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES  OUTSTANDING          1,416,148         2,271,653

See accompanying summary of accounting policies and notes to consolidated financial statements.





ENVIRONMENTAL TESTING
TECHNOLOGIES, INC.

Consolidated Statements of
Stockholders' Deficit



                      Class B                                  Additional              Total
                    Preferred Stock     Common      Stock        Paid In         Accumulated    Stockholders'
                  Shares   Amount       Shares      Amount       Capital         Deficit        Deficit
--------------------------------------------------------------------------------
BALANCE,
June 1, 1993       --        --       22,716,530  $13,078,790   $242,197   $(14,632,471)       $(1,311,484)
Net income         --        --           --          --           --          293,534             293,534

REORGANIZATION ITEMS (Note 1)

Cancellation
of common
stock              --         --     (22,716,530)  (13,078,790) (242,197)     13,320,987

Sale of
common
stock              --         --      13,773,149       568,657        --            --             568,657
-------------------------------------------------------------------------------------------------------------
BALANCE,
May 31, 1994       --         --     13,773,149       568,657         --        (1,017,950)        (449,293)
10 for 1 reverse
stock split        --         --     (12,395,834)         --          --             --                --
Net loss           --         --          --              --          --          (339,725)        (339,725)
Issuance of
preferred
stock             200,000  200,000        --              --          --               --         200,000
Issuance of
common stock       --         --         86,000        39,900         --               --            39,900
--------------------------------------------------------------------------------------------------------------
BALANCE,
05/31/95          200,000  200,000    1,463,315       608,557         --         (1,357,675)           (549,118)

See accompanying summary of accounting policies and notes to consolidated financial statements.


May 31,                                                1995            1994
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                     $(339,725)     $293,534
   Adjustments to reconcile net (loss) income to
   cash provided by (used in) operating activities:
        Depreciation                                    262,183       161,758
        Gain on reorganization                             --        (452,202)
        Professional fees paid on
          reorganization services                         --          (78,670)
        Issuance of common stock for
          consulting services                            39,900           --
        Change in assets and liabilities
        Accounts receivable                            (183,526)       12,414
        Other current assets                            (20,331)       20,869
        Accounts payable                                142,355       171,699
        Accrued liabilities                              64,610        20,775
-------------------------------------------------------------------------------
Net Cash Provided by (Used in) Operating Activities     (34,534)      150,177
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant and equipment           (170,222)     (134,414)
   (Increase) decrease in other receivables            (186,413)       30,000
   Increase in other assets                               --             (680)
-------------------------------------------------------------------------------
   Net Cash Used in Investing Activities               (356,635)     (105,094)
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from long-term debt                       105,000          --
     Increase (decrease) in line-of-credit              366,799       (67,887)
     Sale of common stock                                  --         568,657
     Decrease in notes payable to stockholders          (36,000)      (36,000)
     Payments on long-term debt                        (161,740)      (82,353)
     Payments on capital leases                        (186,816)     (115,004)
-------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                87,243       267,413
-------------------------------------------------------------------------------
Increase (decrease) in Cash                            (303,926)      312,496

CASH, beginning of year                                 316,585         4,089
-------------------------------------------------------------------------------
CASH, end of year                                       $12,659      $316,585

See accompanying summary of accounting policies and notes to consolidated financial statements.



NATURE OF BUSINESS

Environmental Testing Technologies, Inc. (formerly Peripheral
Systems, Inc.) ("ETT" or "the Company") is engaged in nondestructive testing of materials for customers primarily in the aerospace, construction and petrochemical industries and provides condition assessment services to owners of aboveground petrochemical storage tanks, piping and pressure vessels. The Company's services are marketed nationally.

As discussed further in Note 1 to the consolidated financial statements, on August 10, 1993, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. The Company's plan of reorganization became effective on May 31, 1994 and in conjunction with that plan the Company changed its name to Environmental Testing Technologies, Inc. and was reincorporated under the laws of the state of Washington.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, and it's wholly-owned subsidiaries: X-Ray, Inc., Tanktek, Inc., and Accu-Inspect, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost and is depreciated using the straight-line method over estimated useful lives of 5 to 10 years for vehicles and equipment and 15 to 18 years for leasehold improvements. Expenditures for repairs and maintenance which do not extend the useful life of the related asset are expensed as incurred.

Included in property plant and equipment is $554,670 and $301,335 of capitalized leased assets and $329,589 and $219,777 of related accumulated amortization as of May 31, 1995 and 1994.

CREDIT RISK AND SIGNIFICANT CUSTOMERS

The Company performs credit evaluations of its customers and maintains allowances for potential credit losses. Sales to a major customer were $364,000 and $398,606 for the years ended May 31, 1995 and 1994, respectively.

INCOME TAXES

Deferred taxes are provided for temporary differences in the basis of assets and liabilities for book and income tax reporting purposes.
If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized. Since the Company cannot determine that it is more likely than not that the deferred tax asset will be realized, a 100% valuation allowance was recorded.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

COMMON STOCK

In May 1995, the Company's Board of Directors authorized a 1 for 10 reverse stock split. This resulted in the cancellation of 12,395,834 common shares. All per share and weighted average share amounts have been restated to reflect this reverse stock split. NET (LOSS) INCOME PER SHARENet (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares outstanding. The Company's outstanding options are not considered to be common stock equivalents because their effect in net (loss) income per share would be anti-dilutive.

NOTE 1:
Going Concern and Bankruptcy

The Company's financial statements have been presented on a going-concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The liquidity of the Company has been adversely affected by significant losses from operations and the Company's funding of research and development efforts, which have resulted in cash flow difficulties.

The Company has reported a loss of $339,725 for the year ended May 31, 1995, and as of that date a stockholders' deficit of $549,118 and a working capital deficit of $1,012,722. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in United States Bankruptcy Court on August 10, 1993. Pursuant to a Plan of Reorganization (the Plan) which became effective on May 31, 1994, all common stock issued and outstanding as well as outstanding warrants for the purchase of common stock were canceled. Stockholders of record as of May 31, 1994 were issued options to purchase 3,300,000 shares of new common stock for $.50 per share. The options expired on June 1, 1994. A total of 977,315 shares of common stock were issued for $478,657 and the Company's president received 400,000 shares in exchange for equipment valued at $90,000. In addition, a stockholder and certain members of management were granted warrants for the purchase of 1,401,000 shares of common stock for $.50 per share which expire on May 31, 1998.

Pursuant to the Plan, unsecured debt amounting to $707,830 was converted to 176,958 shares of nonvoting preferred stock. The preferred stock does not provide for dividends, however, redemption at $1 per share at an annual rate equal to the greater of 5% of the Company's annual net income or 12% of its initial face value is required. The preferred stock is convertible into shares of common stock representing 51% of the outstanding common stock of the Company in the event that the Company fails to meet the mandatory redemption provisions (see Note 11).

Management's plans are summarized as follows:

Management has taken a number of actions to expand the Company's services into the testing of aboveground tanks, primarily for the petroleum industry. Management intends to seek new capital, both from borrowings and new equity securities issuances that will provide funds needed to make strategic acquisitions or fund internal growth and fully implement its business plan of providing API 653 engineering services and non-destructive testing services primarily to the petrochemical industry. The Company's needs for new capital, working capital, and equipment to continue to develop the petroleum engineering services business contemplated in its business plan are significant.

Management believes that the continued execution of its plans for strategic acquisitions and internal growth will provide sufficient liquidity for the Company to continue as a going concern. There are no assurances that these objectives can be attained or that the Company will be able to meet the conditions of the Plan. Accordingly, the consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2:
Line-of-Credit

The Company has a revolving line-of-credit with a bank, with interest at 18%. The agreement allows the Company to borrow up to the lesser of $750,000 or 80% of eligible receivables. At May 31, 1995, $329,452 was outstanding and $80,000 was available under this agreement. The agreement is collateralized by accounts receivable.

In addition, the Company has a revolving line-of-credit with a financing company, with interest at 30%. The agreement allows the Company to borrow up to the lesser of $500,000 or 75% of eligible receivables. At May 31, 1995, $193,000 was outstanding and no borrowings were available under this agreement. The agreement is collateralized by accounts receivable and a personal guarantee by an officer of the Company. The agreement expired on October 19, 1995 and was paid in full as of that date.

NOTE 3:
Long-term Debt

Long-term debt is as follows:

May 31,                                                 1995            1994
------------------------------------------------------------------------------
Note payable to bank, collateralized by
equipment, due in monthly installments of
$6,863, including interest at prime
(9.25% at May 31, 1995) plus 1.50%, due
August 31, 1996.                                      $96,079         $178,431

Capital lease obligations, collateralized
by equipment, various amounts payable
monthly plus imputed interest ranging
from 11.9% to 34.03%.                                 356,575          313,355

Other notes payable, various amounts
payable monthly plus interest ranging
from 10% to 12%.                                        3,276           11,292

Note payable to preferred stockholder,
collateralized by the stock of X-Ray,
due in monthly installments of $3,000
plus accrued interest at 9%.                          135,500          171,500

Note payable to a financing company,
collateralized by equipment, due in 24
monthly installments of $2,432, including
interest at 16%, with the remainder
due in a balloon payment.                             100,000               --

Note payable to a former officer,
unsecured and subordinated to the notes
payable to bank, due in monthly
installments of $2,500, including interest
at 10%, unsecured.                                     60,000           55,000
-------------------------------------------------------------------------------
                                                      751,430          729,578
Less amount due within one year                       529,041          243,412
-------------------------------------------------------------------------------
                                                     $222,389         $486,166




Future scheduled principal payments on long-term debt and capital leases during each of the years ending May 31, 1999 are as follows:

Year Ending             Notes                   Capital
May 31,                 Payable                 Leases
---------------------------------------------------------------------
1996                    $279,048                $279,462
1997                      46,637                  95,049
1998                      69,170                  16,196
1999                         -                     8,534
---------------------------------------------------------------------
Total minimum payments   394,855                 399,241

Amount representing
imputed interest                                 (42,666)
---------------------------------------------------------------------
Present value of net
minimum lease payments                          $356,575

The note payable to bank requires that the Company maintain certain net worth and working capital amounts and ratios. As of May 31, 1995, the Company was not in compliance with these covenants and was unable to obtain a bank waiver for noncompliance, therefore the entire amount of this debt is classified as current.

NOTE 4:
Reserve for
Tax Assessment

Reserve for tax assessment at May 31, 1995 and 1994 arises from an estimated tax liability related to a tax shelter investment made by X-Ray prior to its acquisition by the Company. The Company has been assessed taxes of approximately $143,000 through May 31, 1994. The Company has accrued
$175,000 in taxes, penalties and interest related to this tax shelter and is in process of negotiating a settlement of this assessment with the Internal Revenue Service. Management believes that the ultimate settlement of this obligation will not exceed the accrued amount.



NOTE 5:
Income Taxes

Deferred tax assets are comprised of the following:

                                             1995            1994
----------------------------------------------------------------------
Reserve for bad debts                      $20,401          $3,060
Accrued vacation                            19,162          13,300
Net operating loss
      carryforwards                      2,928,338       2,836,000
----------------------------------------------------------------------
                                         2,967,901       2,852,360
Valuation allowance                     (2,967,901)     (2,852,360)
----------------------------------------------------------------------
                                        $    --            $  --

The Company has provided a 100% valuation allowance on deferred tax assets since management could not determine that it was more likely than not that they would be realized.

For 1994, the difference between the Company's effective income tax rate and the federal statutory rate of 34% consists of the following:


                                        1995            1994
-----------------------------------------------------------------------
Tax (benefit) at statutory rate      (115,507)         99,802
Utilization of net
operating loss carryforwards             --           (99,972)
Increase in valuation allowance       115,541             --
Other                                     (34)            170
-----------------------------------------------------------------------
Tax at effective rate                $   --          $    --

The Company has net operating loss carryforwards of approximately
$8,600,000 with expiration dates beginning in fiscal year 2000.


NOTE 6:
Warrants and Options

During 1995 and 1994 common stock purchase warrants consisted of the following:

-------------------------------------------------------------------------------
BALANCE, June 1, 1993                   275,600         $.10-20.00
 Expiration of warrants                 (10,000)             20.00
 Cancellation of warrants per
 Plan of Reorganization (see Note 1)    (265,600)        .10-12.50
 Issued pursuant to the Plan of
 Reorganization                        1,401,000               .50
-------------------------------------------------------------------------------
BALANCE, May 31, 1994                   1,401,000              .50
 Cancellation of options                 (385,000)
 Exercise of options                      (76,000)             .50
 Issued                                    25,000          2.00-5.00
-------------------------------------------------------------------------------
BALANCE, May 31, 1995                     965,000           .50-5.00

Pursuant to the Plan, effective May 31, 1994, warrants issued prior to reorganization were cancelled and options to purchase 1,401,000 shares of the Company's common stock at $.50 per share were granted. The options vest immediately, are valued at the fair market value of the common stock as of the date of grant and expire on May 31, 1998.

NOTE 7:
Employee Benefit Plan

X-Ray has a 401(k) employee benefit plan for those employees who meet the eligibility requirements set forth in the plan. Eligible employees may contribute up to 10% of their compensation to a maximum contribution of $9,240. X-Ray provides a profit sharing contribution which is determined at the option of the board of directors. An employee becomes fully vested with respect to employer contributions after 5 years of service. There were no employer contributions in 1995 and 1994.




NOTE 8:
Statement of Cash Flows

Supplemental disclosures of cash flows information:

                                                1995            1994
------------------------------------------------------------------------------

Cash paid during the year for:
  Interest                                   $175,225         $98,050
  Income taxes                               $  --            $  --

Non-cash investing and financing activities:

Equipment purchases financed
by capital lease obligations                 $253,335         $7,046

Assets of Accu-Inspect acquired through:
   Issuance of class B preferred stock       $200,000         $  --
   Assumption of secured debt                $238,962         $  --

Common stock issued in
exchange for consulting services              $39,900         $  --
------------------------------------------------------------------------------

Pursuant to the Company's Plan of Reorganization, on May 31, 1994, accounts payable of $707,830 was converted to preferred stock valued at $176,958 and a gain of $452,202 was recognized.

NOTE 9:
Commitments and Contingencies

Future minimum rental payments which are required under an operating lease with a remaining noncancelable lease term in excess of one year are $21,410 per year through fiscal year 2001. Additionally, the Company leases warehouse space in Washington under cancelable leases with month-to-month terms. Rent expense related to these leases was $49,902 and $50,925 for 1995 and 1994, respectively.

During the normal course of business, matters arise which may ultimately subject the Company to claims and litigation. Management believes that the resolutions to these matters will not have a material adverse effect on the Company's financial position.

NOTE 10:
Accu-Inspect, Inc.

In August 1994, the Company formed Accu-Inspect, Inc. to acquire certain assets consisting primarily of equipment and the customer list of Accu-Tech, Inc., a nondestructive testing company located in New Jersey. The assets were acquired by issuing 200,000 shares of class B preferred stock valued at $1.00 per share and the assumption of $238,962 of secured debt.

The preferred stock is convertible into common stock of the Company over 8 years at conversion rates which range from 2 shares of common stock for each share of preferred stock to 1 share of common stock for each share of preferred stock. The preferred stock includes dividends of 2% for the first year and 6% thereafter. In addition, the selling shareholders are entitled to 30% of the pretax profits derived from the assets through August 1999.

In June 1995, the Company sold all of the assets of Accu-Inspect, Inc. to a former owner of Accu-Tech, Inc. in exchange for 100,000 shares of class B preferred stock issued to purchase the assets, $202,000 in notes receivable and the assumption of $166,312 of accounts payable. The Company realized a gain of approximately $44,000 on the sale.

If the assets of Accu-Tech, Inc. had not been acquired, for the year ended May 31, 1995, sales would have decreased by $1,317,114, net loss would have decreased by $260,588 and net loss per share would have decreased by $.18.

NOTE 11:
Subsequent Event

In April 1995, the Company entered into a letter-of-intent to merge with North
American Inspection, Inc. (North American).   Pending completion of the merger,
the Company obtained a $500,000 revolving line-of-credit using North American's accounts receivable as collateral (see Note 3). North American terminated the merger in July 1995 and subsequently all of the receivables were collected and the credit line paid in full.ETT has commenced legal action against North American and its officers and stockholders seeking contractual damages resulting from the termination of the merger. The ultimate outcome of this litigation is not known.

The Company elected not to make the first preferred stock redemption payment amounting to $21,235 which became due on August 31, 1995 (see Note 1).
Under terms of the preferred stock agreement, upon 30 days notice the redeemable preferred stock is convertible into shares of common stock representing 51% of the outstanding common stock of the Company. The preferred stockholders have not exercised their right to convert the preferred stock and management intends to make the required redemption payment when cash is available.


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